                                                                    EXHIBIT 99.1




    BRUSH ENGINEERED MATERIALS INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS



Results
-------

         Cleveland, Ohio -- October 23, 2003 -- Brush Engineered Materials Inc. (NYSE-BW) today reported a net loss of $3.1 million on sales of $94.2 million for the third quarter of 2003 versus a net loss of $2.9 million on sales of $93.5 million for the third quarter of 2002. Diluted earnings per share was a loss of $0.18 for the third quarter of 2003, unchanged from 2002.

         The third quarter was positively affected by improved margins and lower overhead costs. Gross margin improved by $2.4 million in the quarter compared to the prior year. As a percent of sales, gross margin grew 2.4% in the quarter compared to the prior year. The loss before income taxes for the quarter improved by 39% or $1.8 million compared to the third quarter of 2002. However, the third quarter 2002 pre-tax loss included a $2.0 million benefit resulting from a favorable court ruling which enabled the Company to increase the recovery portion on insured legal claims that were previously subject to apportionment. Absent this benefit, the pre-tax improvement for the quarter would have been $3.8 million or 57%.

         For the first nine months of 2003 the Company reported a net loss of $6.0 million or $0.36 per share diluted on sales of $295.5 million versus a net loss of $8.8 million or $0.53 per share diluted on sales of $283.8 million. The loss before income taxes year to date improved by 62% or $8.8 million over the same period last year.

         The Company's diluted net loss per share comparison to the prior year is affected by its accounting for income taxes. In the fourth quarter of 2002, in accordance with SFAS No. 109, "Accounting for Income Taxes", the Company recorded a $19.9 million charge as part of income tax expense in 2002 to establish a valuation allowance for substantially all of its net deferred tax assets in recognition of uncertainty regarding full realization. The Company intends to maintain a valuation allowance on the net deferred tax assets until a realization event occurs to support reversal of all or a portion of the reserve. Therefore, the Company's third quarter and year-to-date results include a tax provision of $0.2 million and $0.6 million, respectively, for certain foreign, state and local taxes but do not include a federal tax provision. In the third quarter and first nine months of 2002 a tax benefit of $1.8 million and $5.5 million, respectively, was recorded which reduced the net loss in those periods.

Debt
----

         The Balance Sheet debt at the end of the third quarter was reduced by $5.5 million and $12.0 million, respectively, from the end of the second quarter 2003 and December 31, 2002. As reported earlier, the Company is continuing to examine several refinancing alternatives. At this time the Company anticipates concluding on the assessment of the alternatives prior to December 31, 2003.

Business Segment Reporting
--------------------------
Metal Systems Group
-------------------

         The Metal Systems Group consists of Alloy Products, Technical Materials, Inc. (TMI) and Beryllium Products.

         The Metal Systems Group's third quarter sales of $54.1 million were down 5% from third quarter 2002 sales of $57.0 million. Year-to-date sales of $176.0 million were about flat with sales of $176.4 million for the first nine months of 2002.

         The third quarter 2003 operating loss for the Metal Systems Group of $8.0 million improved by $2.0 million over the $10.0 million operating loss for the third quarter of 2002. The operating loss for the first nine months of 2003 of $14.2 million improved by $9.3 million over the same period last year.

         Alloy Products' 2003 third quarter sales of $36.8 million were down 3% from third quarter 2002 sales. Year-to-date sales of $119.3 million were up 2% over the same period last year. Weakness in the domestic market for Alloy Products was offset by strength from the computer and appliance markets, especially in Southeast Asia. In addition, there continues to be signs of strengthening in the oil and gas and aerospace market sectors. Alloy Products is also experiencing a favorable product mix with an increase in sales of its higher beryllium-containing alloys.

         TMI's third quarter sales of $9.1 million and year-to-date sales of $31.7 million were down 16% and 9%, respectively, over the same periods last year. While markets remained soft during the third quarter, recently, TMI is experiencing some strength in the automotive electronics, computer and semiconductor markets. It is anticipated that this recent trend will continue through the fourth quarter of 2003.

         Beryllium Products' third quarter sales of $8.2 million are flat with third quarter 2002 sales. The flat sales in the third quarter are due primarily to short-term defense program delays. Sales for the first nine months of 2003 were $25.0 million, up approximately 2% above the same period last year. Beryllium Products has been experiencing an increased demand for its AlBeMet(R) materials and recently announced that its beryllium materials have been chosen for the mirrors on NASA's James Webb Space Telescope. The Webb Telescope mirrors will add approximately $15 million of sales over the next three years.

Microelectronics Group
----------------------

         The Microelectronics Group includes Williams Advanced Materials Inc.
(WAM) and Electronic Products.

         The Microelectronics Group's sales for the third quarter of 2003 of $39.4 million were up 15% over the third quarter of 2002. Sales for the first nine months of 2003 of $115.3 million were up 13% over the first nine months of 2002. Operating profit for the third quarter was $3.8 million, up $2.5 million over the third quarter of 2002. Operating profit for the first nine months of $9.8 million was up $4.8 million over the first nine months of 2002.

         WAM's third quarter 2003 sales of $31.9 million were up 18% above third quarter 2002 sales of $27.1 million. Year-to-date sales of $92.1 million were up 15% above the same period last year. It is anticipated that WAM's broad market and product diversity will continue to provide stable revenue through the remainder of 2003. As a leading worldwide supplier to the digital versatile disc market, the seasonal holiday volume buildup should favorably impact fourth quarter 2003 revenue. In addition, WAM has experienced recent strength from the wireless telecommunications handset market for its thin film and traditional electronic packaging products.

         Electronic Products' 2003 third quarter sales of $7.5 million and year-to-date sales of $23.2 million were up 4% as compared to both periods last year.

Outlook
-------

         The Company noted that while there are indications of a strengthening in the end-use markets it serves, forecasting future sales levels remains a challenge due to short lead times and mixed domestic economic conditions. Order entry in September and thus far in October has been encouraging but the lack of visibility across the Company's major markets makes it difficult to identify if this strength will continue through the remainder of the quarter. At this time, it is expected that fourth quarter 2003 sales will be 3 to 8% greater than the prior year fourth quarter sales of $89 million.

Chairman's Comments
-------------------

         Commenting on the results, Gordon D. Harnett, Chairman, President and Chief Executive Officer, stated, "We continued to make improvements during the quarter in our manufacturing operations through our Lean Six Sigma manufacturing efforts. We remain focused on several initiatives aimed at sales growth, broadening product breadth and diversifying our end-use markets as keys to improving profitability."

Forward-looking Statements
--------------------------

         Portions of the content set forth in this document that are not statements of historical or current facts are forward-looking statements. The Company's actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

|X| The condition of the markets which the Company serves, whether defined geographically or by segment, with the major market segments being telecommunications and computer, optical media, automotive electronics, industrial components, aerospace and defense and appliance.

|X|      Actual sales in the fourth quarter 2003.

|X| Changes in product mix and the financial condition of particular customers.

|X| The Company's success in implementing its strategic plans and the timely and successful completion of any capital expansion projects.

|X| The availability of adequate lines of credit and the associated cost and interest rates.

|X| Other financial factors, including tax rates, exchange rates, pension costs, energy costs and the cost and availability of insurance.

|X| Changes in government regulatory requirements and the enactment of new legislation that impacts the Company's obligations.

|X| The conclusion of pending litigation matters in accordance with the Company's expectation that there will be no material adverse effects.

         Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.



FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:
----------

Michael C. Hasychak
216/383-6823

Media:
------

Patrick S. Carpenter
216/383-6835

http://www.beminc.com

                         Brush Engineered Materials Inc.

                               Digest of Earnings

                               September 26, 2003


                                                2003                   2002
                                            -------------         --------------
Third Quarter 2003

   Net Sales .......................        $  94,156,000         $  93,481,000


   Net Loss ........................        ($  3,060,000)        ($  2,906,000)


   Share Earnings  - Basic .........               ($0.18)               ($0.18)

   Average Shares - Basic ..........           16,563,098            16,558,417

   Share Earnings  - Diluted .......               ($0.18)               ($0.18)

   Average Shares - Diluted ........           16,563,098            16,558,417


Year-to-date

   Net Sales .......................        $ 295,479,000         $ 283,812,000


   Net Loss ........................        ($  6,039,000)        ($  8,788,000)


   Share Earnings  - Basic .........               ($0.36)               ($0.53)

   Average Shares - Basic ..........           16,562,559            16,557,026

   Share Earnings  - Diluted .......               ($0.36)               ($0.53)

   Average Shares - Diluted ........           16,562,559            16,557,026

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

                                                        SEPT. 26,        DEC. 31,
(DOLLARS IN THOUSANDS)                                    2003            2002
--------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
   CASH AND CASH EQUIVALENTS ...................        $  4,804        $  4,357
   ACCOUNTS RECEIVABLE .........................          56,922          47,543
   INVENTORIES .................................          88,034          94,324
   PREPAID EXPENSES ............................           4,626           9,766
   DEFERRED INCOME TAXES .......................             757             244
                                                        --------        --------
        TOTAL CURRENT ASSETS ...................         155,143         156,234

OTHER ASSETS ...................................          25,576          25,629
LONG-TERM DEFERRED INCOME TAXES ................             242             472

PROPERTY, PLANT AND EQUIPMENT ..................         482,053         476,283
   LESS ALLOWANCES FOR DEPRECIATION,
     DEPLETION AND IMPAIRMENT ..................         339,568         323,739
                                                        --------        --------
                                                         142,485         152,544

                                                        --------        --------
                                                        $323,446        $334,879
                                                        ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   SHORT-TERM DEBT .............................        $ 39,262        $ 27,235
   ACCOUNTS PAYABLE ............................          15,770          15,129
   OTHER LIABILITIES AND ACCRUED ITEMS .........          35,250          30,439
   INCOME TAXES ................................           1,046             786
                                                        --------        --------
        TOTAL CURRENT LIABILITIES ..............          91,328          73,589

OTHER LONG-TERM LIABILITIES ....................          15,831          17,459
RETIREMENT AND POST-EMPLOYMENT BENEFITS ........          50,506          48,518
LONG-TERM DEBT .................................          12,185          36,219
MINORITY INTEREST IN SUBSIDIARY ................              48            --

SHAREHOLDERS' EQUITY ...........................         153,548         159,094
                                                        --------        --------
                                                        $323,446        $334,879
                                                        ========        ========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                                 Third Quarter Ended             Nine Months Ended
(Dollars in thousands                          Sept. 26,      Sept. 27,       Sept. 26,      Sept. 27,
except share and per share amounts)             2003            2002            2003           2002
-------------------------------------------------------------------------------------------------------

Net sales                                  $     94,156    $     93,481    $    295,479    $    283,812
     Cost of sales                               79,786          81,466         245,132         246,473
                                           ------------    ------------    ------------    ------------
Gross Margin                                     14,370          12,015          50,347          37,339
     Selling, general and administrative
      expenses                                   14,299          13,986          48,208          46,134
     Research and development
      expenses                                      998           1,003           3,034           3,177
     Other-net                                    1,455             952           2,594              20
                                           ------------    ------------    ------------    ------------
Operating Loss                                   (2,382)         (3,926)         (3,489)        (11,992)
     Interest expense                               490             776           1,933           2,275
                                           ------------    ------------    ------------    ------------
Loss before income taxes                         (2,872)         (4,702)         (5,422)        (14,267)
     Minority Interest                               (2)           --               (24)           --
     Income taxes                                   190          (1,796)            641          (5,479)
                                           ------------    ------------    ------------    ------------

Net Loss                                   $     (3,060)   $     (2,906)   $     (6,039)   $     (8,788)
                                           ============    ============    ============    ============

Per Share of Common Stock: Basic           $      (0.18)   $      (0.18)   $      (0.36)   $      (0.53)

Weighted average number
     of common shares outstanding            16,563,098      16,558,417      16,562,559      16,557,026


Per Share of Common Stock: Diluted         $      (0.18)   $      (0.18)   $      (0.36)   $      (0.53)

Weighted average number
     of common shares outstanding            16,563,098      16,558,417      16,562,559      16,557,026


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

                                                                                         NINE MONTHS ENDED
                                                                                       SEPT. 26,    SEPT. 27,
(Dollars in thousands)                                                                   2003        2002
--------------------------------------------------------------------------------------------------------------
NET LOSS                                                                               ($ 6,039)   ($ 8,788)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH PROVIDED FROM
  OPERATING ACTIVITIES:
  Depreciation, depletion and amortization                                               15,562      15,484
  Decrease (Increase) in accounts receivable                                             (8,919)     (3,936)
  Decrease (Increase) in inventory                                                        7,142      17,131
  Decrease (Increase) in prepaid and other current assets                                 5,169       1,434
  Increase (Decrease) in accounts payable and accrued expenses                            3,292      (2,070)
  Increase (Decrease) in interest and taxes payable                                         230      (2,503)
  Increase (Decrease) in deferred income taxes                                               73        (283)
  Increase (Decrease) in other long-term liabilities                                        140      (5,667)
  Other - net                                                                             1,421       1,008
                                                                                       --------    --------
                                  NET CASH PROVIDED FROM OPERATING ACTIVITIES            18,071      11,810


CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchase of property, plant and equipment                                 (4,760)     (3,899)
  Payments for mine development                                                            (137)        (58)
  Proceeds from sale of property, plant and equipment                                        34         140
                                                                                       --------    --------
                                             NET CASH (USED IN) INVESTING ACTIVITIES     (4,863)     (3,817)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of short-term debt                                                          (10,729)    (10,633)
  Proceeds from issuance of long-term debt                                                2,000      12,000
  Repayment of long-term debt                                                            (4,034)    (13,000)
                                                                                       --------    --------
                                            NET CASH (USED IN) FINANCING ACTIVITIES     (12,763)    (11,633)
Effects of Exchange Rate Changes                                                              2        (159)
                                                                                       --------    --------
                                       NET CHANGE IN CASH AND CASH EQUIVALENTS              447      (3,799)
                          CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                4,357       7,014
                                                                                       --------    --------
                                    CASH AND CASH EQUIVALENTS AT END OF PERIOD         $  4,804    $  3,215
                                                                                       ========    ========


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)




NOTE A - ACCOUNTING POLICIES

In management's opinion, the accompanying consolidated financial statements contain all adjustments necessary to present fairly the financial position as of September 26, 2003 and December 31, 2002 and the results of operations for the three and nine month periods ended September 26, 2003 and September 27, 2002. All of the adjustments were of a normal and recurring nature.





NOTE B - INVENTORIES

                                          SEPT. 26,        DEC. 31,
(Dollars in thousands)                      2003             2002
-------------------------------------------------------------------------------------------

Principally average cost:
  Raw materials and supplies             $ 25,088         $ 22,572
  In process                               64,525           65,809
  Finished goods                           23,655           29,522
                                         --------         --------
     Gross inventories                    113,268          117,903

Excess of average cost over LIFO
   Inventory value                         25,234           23,579
                                         --------         --------
   Net inventories                       $ 88,034         $ 94,324
                                         ========         ========


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)


NOTE C - COMPREHENSIVE LOSS

The reconciliation between Net Loss and Comprehensive Loss for the three and nine month periods ended September 26, 2003 and September 27, 2002 is as follows:


                                                    THIRD QUARTER ENDED                 NINE MONTHS ENDED
                                                 SEPT. 26,        SEPT. 27,         SEPT. 26,        SEPT. 27,
(Dollars in thousands)                            2003              2002              2003             2002
--------------------------------------------------------------------------------------------------------------

Net Loss                                       $ (3,060)         $ (2,906)         $ (6,039)         $ (8,788)

Cumulative Translation Adjustment                   344              (118)              274               627

Change in the Fair Value of Derivative
  Financial Instruments                           2,031            (1,790)              131            (4,957)
                                               --------          --------          --------          --------

Comprehensive Loss                             $   (685)         $ (4,814)         $ (5,634)         $(13,118)
                                               ========          ========          ========          ========




NOTE D - SEGMENT REPORTING

                                             Metal       Micro-      Total         All
(Dollars in thousands)                      Systems   Electronics   Segments      Other       Total
-----------------------------------------------------------------------------------------------------
Third Quarter 2003
------------------
Revenues from external customers          $  54,074    $  39,355   $  93,429    $     727   $  94,156

Intersegment revenues                           572          233         805        3,071       3,876

Profit (loss) before interest and taxes      (8,036)       3,804      (4,232)       1,850      (2,382)


Third Quarter 2002
------------------
Revenues from external customers          $  56,966    $  34,269   $  91,235    $   2,246   $  93,481

Intersegment revenues                           894          444       1,338        3,275       4,613

Profit (loss) before interest and taxes      (9,975)       1,290      (8,685)       4,759      (3,926)


First Nine Months 2003
----------------------
Revenues from external customers          $ 175,951    $ 115,316   $ 291,267    $   4,212   $ 295,479

Intersegment revenues                         2,290          751       3,041       10,725      13,766

Profit (loss) before interest and taxes     (14,235)       9,814      (4,421)         932      (3,489)


First Nine Months 2002
----------------------
Revenues from external customers          $ 176,420    $ 102,295   $ 278,715    $   5,097   $ 283,812

Intersegment revenues                         2,261        1,401       3,662        9,907      13,569

Profit (loss) before interest and taxes     (23,574)       4,959     (18,615)       6,623     (11,992)